Filed Pursuant to Rule 433
Registration Statement No. 333-272154

Pricing Term Sheet

Howmet Aerospace Inc.

$500,000,000 4.850% Notes due 2031

August 8, 2024

This pricing term sheet to the preliminary prospectus supplement dated August 8, 2024 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Howmet Aerospace Inc.

Title of Securities:	4.850% Notes due 2031

Pricing Date:	August 8, 2024

Settlement Date*:	August 22, 2024 (T+10)

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	October 15, 2031

Coupon (Interest Rate):	4.850%

Price to Public (Issue Price):	99.773% of principal, plus accrued interest, if any, from August 22, 2024

Benchmark Treasury:	4.125% UST due July 31, 2031

Benchmark Treasury Price / Yield:	101-13 ¾ / 3.889%

Spread to Benchmark Treasury:	+100 bps

Yield to Maturity:	4.889%

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2024

Interest Record Dates:	April 1 and October 1

Debt Ratings**:	Baa1 / BBB- / BBB

Optional Redemption:	Make-whole at T + 15 bps at any time before August 15, 2031; par call at any time on or after August 15, 2031

Change of Control Offer:	If a change of control triggering event occurs with respect to the Notes, the issuer will be required, subject to certain conditions, to offer to repurchase such Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Joint Bookrunners:	J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
TD Securities (USA) LLC
Truist Securities, Inc.

Co-Managers:	BMO Capital Markets Corp. MUFG Securities Americas Inc. PNC Capital Markets LLC Citizens JMP Securities, LLC Fifth Third Securities, Inc. Intesa Sanpaolo IMI Securities Corp.

CUSIP/ISIN:	443201 AC2 / US443201AC21

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

* It is expected that delivery of the Notes will be made against payment therefor on or about August 22, 2024, which will be the tenth business day following the date hereof (this settlement cycle being referred to as “T + 10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to one business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We have filed a registration statement (including a preliminary prospectus supplement and the accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you the prospectus supplement and accompanying prospectus if you request them by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856 or by email at prospectus@smbcnikko-si.com.